Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2010 with respect to the financial statements of SRI/Surgical Express, Inc. appearing in the 2009 Annual Report of SRI/Surgical Express, Inc. on Form 10-K to its shareholders and with respect to the schedule included in the Annual Report on Form 10-K for the year ended December 31, 2009 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/S/ GRANT THORNTON LLP

Tampa, Florida
May 10, 2010